LOAN AGREEMENT


                   				 between


              			FOREST OIL CORPORATION


                   				   and


       		  JOINT ENERGY DEVELOPMENT INVESTMENTS
            			   LIMITED PARTNERSHIP


















________________________________________________________________






			  TABLE OF CONTENTS


			     ARTICLE 1.
			     __________

			   GENERAL TERMS
			   _______________

	Section 1.01    Certain Definitions.                    1
	Section 1.02    Accounting Principles                   15

			     ARTICLE 2.
			     __________

		      AMOUNT AND TERMS OF LOAN
		      ____________________________

	Section 2.01    The Loan and Commitment                 15
	Section 2.02    Use of Proceeds.                        15
	Section 2.03    Nonscheduled Capital Operations.        16
	Section 2.04    Interest and Additions to Principal     17
	Section 2.05    Notice and Manner of Borrowing          17
	Section 2.06    Note                                    17
	Section 2.07    Voluntary Prepayments                   18
	Section 2.08    Mandatory Prepayments                   18
	Section 2.09    Payment Procedure                       19
	Section 2.10    Business Days                           19
	Section 2.11    Collateral                              19
	Section 2.12    Setoff                                  19
	Section 2.13    Production Proceeds                     20

			     ARTICLE 3
			     __________

		    REPRESENTATIONS AND WARRANTIES
		    ___________________________________

	Section 3.01    Corporate Existence                     22
	Section 3.02    Corporate Power and Authorization       22
	Section 3.03    Binding Obligations                     22
	Section 3.04    No Legal Bar or Resultant Lien          22
	Section 3.05    No Consent                              22
	Section 3.06    Financial Condition                     22
	Section 3.07    Liabilities; Litigation                 23
	Section 3.08    Taxes; Governmental Charges             23
	Section 3.09    Title, etc.                             23
	Section 3.10    Defaults                                23
	Section 3.11    Casualties; Taking of Properties        24
	Section 3.12    Margin Stock                            24
	Section 3.13    Compliance with the Law                 24
	Section 3.14    ERISA                                   24
	Section 3.15    Investment Company Act                  25
	Section 3.16    Public Utility Holding Company Act      25
	Section 3.17    Subsidiaries                            26
	Section 3.18    Designated Contracts                    26
	Section 3.19    Location of Business and Offices        26
	Section 3.20    Gas Imbalances                          26
	Section 3.21    Rate Filings                            27
	Section 3.22    Environmental Matters                   27
	Section 3.23    Qualification to Hold Federal Oil and
																	Gas Leases                              28
	Section 3.24    Operations of Oil and Gas Properties    28
	Section 3.25    Insurance                               28
	Section 3.26    Payments by Purchasers of Production    28
	Section 3.27    South Africa                            29
	Section 3.28    Disclosure                              29
	Section 3.29    Purchase Agreements                     29

			     ARTICLE 4.
			     __________

	       AFFIRMATIVE COVENANTS
	       _________________________

	Section 4.01    Financial Statements and Reports        29
	Section 4.02    Annual Certificates of Compliance       32
	Section 4.03    Quarterly Certificates of Compliance    32
	Section 4.04    Taxes and Other Liens                   32
	Section 4.05    Maintenance                             32
	Section 4.06    Further Assurances                      33
	Section 4.07    Performance of Obligations              33
	Section 4.08    Reimbursement of Expenses               33
	Section 4.09    Insurance                               34
	Section 4.10    Accounts and Records                    35
	Section 4.11    Right of Inspection and Audit           35
	Section 4.12    Notice of Certain Events                35
	Section 4.13    Performance of Designated Contracts     35
	Section 4.14    Title Information                       36
	Section 4.15    Environmental Procedures                36
	Section 4.16    Collateral                              36
	Section 4.17    Capital Expenditures                    36
	Section 4.18    Eugene Island Block 325 Platform        37
	Section 5.01    Liens                                   37
	Section 5.02    Nature of Business                      37
	Section 5.03    Mergers, Etc.                           37
	Section 5.04    Proceeds of Note                        37
	Section 5.05    Preservation of Designated Contracts    38
	Section 5.06    Sale of Properties                      38
	Section 5.07    Environmental Matters                   38
	Section 5.10    Change in Location                      38
	Section 5.11    Change in Operatorship                  38

			     ARTICLE 6.
			     __________

			 EVENTS OF DEFAULT
			 ___________________

	Section 6.01    Events                                  38
	Section 6.02    Remedies                                40
	Section 6.03    Limited Recourse                        41
	Section 6.04    Suspension of Capital Expense
																	Deductions.                             41

			     ARTICLE 7.
			     __________

			CONDITIONS OF LENDING
			_______________________

	Section 7.01    Conditions to Loan                      42
	Section 7.02    Guerra Tract and U Sand Prospect
																	Deferred Funding Provisions             45

			     ARTICLE 8.
			     __________

			    MISCELLANEOUS
			    _____________

	Section 8.01    Notices                                 47
	Section 8.02    Amendments and Waivers                  48
	Section 8.03    Capital Adequacy                        48
	Section 8.04    Payment of Expenses, Indemnities, etc   48
	Section 8.05    Invalidity                              50
	Section 8.06    Survival of Agreements                  51
	Section 8.07    Successors and Assigns                  51
	Section 8.08    Renewal, Extension or Rearrangement     51
	Section 8.09    Waivers                                 51
	Section 8.10    Cumulative Rights                       51
	Section 8.11    Singular and Plural                     52
	Section 8.12    Construction                            52
	Section 8.13    Interest                                52
	Section 8.14    References                              53
	Section 8.15    Taxes, etc.                             53
	Section 8.16    Governmental Regulation                 53
	Section 8.17    Entire Agreement                        53
	Section 8.18    Exhibits                                53
	Section 8.19    Titles of Articles, Sections
																	and Subsections                         53
	Section 8.20    Satisfaction Requirement                54
	Section 8.21    Counterparts                            54


Exhibits:

A       -       Note
B       -       Borrowing Request
C       -       Compliance Certificate
D       -       Disclosure Statement
E1      -       Conveyance Overriding Royalty Interest (EI Block 326)
E2      -       Conveyance Overriding Royalty Interest (Wagner & Brown)
F       -       Subordination Agreement
G       -       Insurance
H       -       Description of Development Properties and Sandefer Property
I       -       Scheduled Capital Operations and Prior Capital Operations
J       -       Scheduled Principal Amounts & Projected Twelve Month Cash Flow
K       -       Secondary Scheduled Capital Costs Ceiling
L       -       Monthly Payment Amount
M       -       Legal Opinions
M1      -       Corporate and Texas Counsel Opinion
M2      -       Colorado Counsel Opinion
M3      -       Louisiana Counsel Opinion
N1      -       Production Agreement (EI Block 326)
N2      -       Production Agreement (Wagner & Brown)
O       -       Accounting Procedure
P       -       Form of AFE
Q       -       Wagner & Brown Prospects, Release Prices




				LOAN AGREEMENT
				_________________


	THIS LOAN AGREEMENT is made and entered into as of this 28th day of December, 1993, between FOREST OIL CORPORATION, a New York corporation with principal offices at 950 17th Street, Colorado National Building, Denver, Colorado 80202 (the "Borrower"), and JOINT ENERGY DEVELOPMENT INVESTMENTS LIMITED PARTNERSHIP, a Delaware limited partnership, with offices at 1400 Smith Street, Houston, Texas 77002 (the "Lender").

	In consideration of the mutual covenants and agreements herein contained and of the loans and commitment hereinafter referred to, the Borrower and the Lender agree as follows:


			     ARTICLE 1.
			     __________

			     GENERAL TERMS
			     ________________

	Section 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

	"Accounting Procedure" shall mean as to each Mortgaged Property the COPAS accounting procedure attached to and made a part of the operating agreement applicable to such Mortgaged Property provided that such operating agreement is between Borrower and one or more parties which are not Affiliates of Borrower, or in the event there is no such operating agreement, the accounting procedure attached hereto as Exhibit O.

	"AFE" shall mean an authority for expenditure of the type customarily used in the oil and gas industry substantially in the form of Exhibit P and otherwise in form and substance reasonably satisfactory to the Lender.

	"Affiliate" of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person and (ii) any director or officer of such first Person or of any Person referred to in clause (i) above. For the purposes of this definition "control" of any Person means ownership, directly or indirectly, of 50% or more of the voting stock of such Person, if a corporation, and ownership of 50% or more of the equity or beneficial interest in any other Person. The general partner of any Person which is a limited partnership will be deemed to control such Person.

	"Agreement" shall mean this Loan Agreement, as the same may from time to time be amended or supplemented.


	"Applicable Interest Rate" means 12.5% per annum.

	"Approved AFE" means an AFE for an Approved Nonscheduled Capital Operation which has been approved by Lender pursuant to Section 2.03.

	"Approved Nonscheduled Capital Operation" means any Nonscheduled Capital Operation which has been approved by Lender pursuant to Section 2.03.

	"Banks" shall mean the banks or other lenders which are parties to, or entitled to the benefits of, the Chase Loan Documents, their successors and assigns.

	"Basic Data" shall mean the written information, reports and other data furnished to Lender by Borrower relating to the Borrower and its Properties or in connection with the transactions contemplated in this Agreement, except interpretations, opinions, evaluations, and reserve and cash flow reports and summaries thereof.

	"Borrower" shall mean Forest Oil Corporation, a New York corporation, its successors and permitted assigns.

	"Borrower's Account" shall mean the account of the Borrower at The Chase Manhattan Bank, New York, New York, ABA No. 021000021; Account No. 910-1-014703.

	"Borrowing Request" shall mean a request for a loan pursuant to Section to be substantially in the form attached as Exhibit B.

	"Business Day" shall mean a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the States of Colorado or Texas.

	"Capital Expenses" means (i) with respect to any Scheduled Capital Operation, 80% of the costs actually incurred by Borrower to conduct such operation, not to exceed (a) during the period from January 1, 1994 through December 31, 1995 the Initial Scheduled Capital Costs Ceiling and (b) in any calendar year thereafter the Secondary Scheduled Capital Costs Ceiling, and
(ii) with respect to any Approved Nonscheduled Capital Operation, 80% of the costs actually incurred by Borrower pursuant to the Approved AFE for such Approved Nonscheduled Capital Operation, not to exceed 80% of 110% of Borrower's share of the amount of the Approved AFE. Notwithstanding anything to the contrary set forth herein, the following shall apply in determining Capital Expenses:

	(a) Capital Expenses shall not include any cost in excess of $500,000 incurred by Borrower for any Capital Operation unless prior to the Payment Date on which such Capital Expense would be deducted in computing the Monthly Payment Amount due on such Payment Date Borrower has actually paid such Capital Expense;

	(b) Capital Expenses shall be determined in accordance the applicable Accounting Procedure, and shall not include any general, administrative or office charges or overhead, except as permitted by the applicable Accounting Procedure;

	(c) If Borrower exercises its rights under Section 2.15(a) with respect to any Wagner & Brown Prospect, Capital Expenses shall not include any costs incurred to develop such Wagner & Brown Prospect; however if Lender elects under Section 2.15(a) to return the Release Price to Borrower and Borrower has theretofore incurred any costs to develop such Prospect which were not paid or financed by any third party, such costs shall be considered as Capital Expenses; and

	(d) If Lender exercises its rights under Section 6.04 to suspend the deduction of Capital Expenses, none of the costs thereafter incurred by Borrower to conduct Capital Operations shall be considered as Capital Expenses, except for such costs as are approved in writing by Lender.

	"Capital Operation" shall mean any Scheduled Capital Operation, any Nonscheduled Capital Operation and any Prior Capital Operation.

	"Chase" shall mean The Chase Manhattan Bank (National Association) for itself and as agent for the Banks.

	"Chase Loan Documents" shall mean that certain Credit Agreement dated December 1, 1993 by and among the Borrower, the Banks and Chase, as the same may be modified, amended or supplemented from time to time, and all mortgages, security agreements and other instruments executed pursuant thereto or in connection therewith.

	"Chase Group" shall mean The Chase Manhattan Bank (National Association) and the Banks.

	"Chase Lien" shall mean any Lien created or arising pursuant to any of the Chase Loan Documents or otherwise securing the indebtedness owed to the Chase Group pursuant to the Chase Loan Documents.

	"Code" shall mean the Internal Revenue Code of 1986, as amended and any successor statute.

	"Collateral" shall mean all of the following:

		(a)     all Mortgaged Properties;

		(b) all accounts, accounts receivable, equipment, machinery, fixtures, inventory, chattel paper, documents, instruments, and general intangibles, and proceeds thereof attributable to the Mortgaged Properties;

		(c)     the Price Protection Agreements; and

		(d) any other Property which may now or hereafter be subject to a Lien in favor of the Lender as security for the Indebtedness.

	"Commitment" shall mean the obligation of the Lender to make the Loan to the Borrower under Section up to the Maximum Commitment.

	"Conveyance of Overriding Royalty (EI Block 326)" shall mean the Conveyance of Overriding Royalty Interest in the form of Exhibit E1 hereto from Borrower to Lender covering the Eugene Island Block 326 Property.

	"Conveyance of Overriding Royalty (Wagner & Brown)" shall mean the Conveyance of Overriding Royalty Interest in the form of Exhibit E2 hereto from Borrower to Lender covering the Wagner & Brown Properties.

	"Debt" shall mean, for any Person the sum of the following (without duplication): (a) all obligations of such Person for borrowed money as evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of bankers' acceptances, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, (other than for borrowed money) arising in the ordinary course of business of such Person; (d) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss; (e) all Debt and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (f) all Debt and other obligations of others guaranteed by such Person; (g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of other Persons; (h) all obligations with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including without limitation obligations under "take-or-pay" contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment) or with respect to other obligations to deliver goods or services in consideration of advance payments therefor; (i) obligations arising under futures contracts, swap contracts, or similar speculative agreements; and (j) obligations arising with respect to letters of credit or applications or reimbursement agreements therefor.

	"Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

	"Designated Contract" shall mean each Production Marketing Agreement and each Price Protection Agreement.

	"Development Properties" means the Eugene Island Block 320 Property, the Eugene Island Block 326 Property, the Vermilion Block 255 Property, the Vermilion Block 101 Property and the Vermilion Block 102 Property.

	"Drawdown Termination Date" shall mean the earlier of June 30, 1994 or the date when all amounts available to Borrower under Section have been borrowed.

	"EGM" means Enron Gas Marketing, Inc., a Delaware Corporation.

	"Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Authority pertaining to health or the environment in effect in any and all jurisdictions in which Borrower is conducting or at any time has conducted business, or where any of its Property is located, including without limitation, the Oil Pollution Act of 1990 ("OPA"), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term "oil" shall have the meaning specified in the OPA, the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that (i) in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, (ii) to the extent the laws of the state in which any Property of Borrower is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply, and (iii) the terms "hazardous substance" and "solid waste" shall include all oil and gas exploration and production wastes that may present an endangerment to public health or welfare or the environment, even if such wastes are specifically exempt from classification as hazardous substances or solid wastes pursuant to CERCLA or RCRA or the state analogues to those statutes.

	"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and any successor statute.

	"ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Borrower would be deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

	"ERISA Event" shall mean (i) a "Reportable Event" described in
Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event for which the 30-day notice requirement is waiver pursuant to such regulations), (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan under Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

	"ERMS" shall mean Enron Risk Management Services Corp., a Delaware corporation.

	"Eugene Island Block 320 Property" means the Oil and Gas Property described in Part 1 of Exhibit H.

	"Eugene Island Block 326 Property" means the Oil and Gas Property described in Part 2 of Exhibit H.

	"Eugene Island Block 326 Overriding Royalty" means the overriding royalty interest created by the Conveyance of Overriding Royalty (EI Block
326).

	"Event of Default" shall have the meaning specified in Section .

	"Excepted Liens" shall mean: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted by the Borrower and for which adequate reserves have been made pursuant to GAAP; (ii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations; (iii) operators', vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Mortgaged Properties and statutory landlord's liens in respect of obligations which are not yet due and payable or which are being contested in good faith by appropriate proceedings diligently conducted by the Borrower and for which adequate reserves have been made pursuant to GAAP; provided that any such Lien shall not extend to or cover any Property of the Borrower other than the Property with respect to which the work or services giving rise to such Lien was done or furnished and either (A) shall not have existed for more than 60 days or
(B) the aggregate amount secured by all such Liens on the Mortgaged Properties with respect to amounts not yet due and payable shall not exceed $100,000 and the aggregate amount secured by all such Liens on the Mortgaged Properties with respect to amounts being contested in good faith shall not exceed $1,000,000; (iv) any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or materially impair the value of such Property subject thereto; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Borrower for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities and deficiencies in title of any rights of way or other
Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Borrower or materially impair the value of such Property subject thereto; (vi) any Liens permitted by the terms of the Security Instruments or otherwise permitted in writing by the Lender; (vii) any Liens contained in transportation, production handling and other similar agreements necessary or desirable in the operation and production of Hydrocarbons from the Properties hereafter entered into by Borrower in the ordinary course of business securing amounts (other than for borrowed money) not yet due and payable or which are being contested in good faith by appropriate proceedings diligently conducted by the Borrower and for which adequate reserves have been made pursuant to GAAP; (viii) rights reserved to or vested in any municipality or governmental authority to control or regulate any of the Mortgaged Properties; (ix) rights of reassignment upon surrender or expiration of any oil and gas lease;and (x) all of the agreements, instruments, contracts and other documents listed in the description of the Mortgaged Properties.

	"Fee Letter" shall mean that certain fee letter of even date herewith between Borrower and Enron Finance Corp.

	"Final Maturity Date" shall mean December 31, 2000.

	"Financial Statements" shall mean the consolidated financial statement or statements of the Borrower described or referred to in Section .

	"GAAP" shall mean generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in Statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

	"Governmental Authority" shall include the United States, the state, county, city and political subdivisions in which any Property of the Borrower is located or which exercises valid jurisdiction over any such Property, and any agency, department, commission, board, bureau or instrumentality of any of them which exercises valid jurisdiction over any such Property.

	"Governmental Requirement" shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (including, without limitation, any of the foregoing which relate to environmental standards or controls, energy regulations and occupational, safety and health standards or controls) of any (domestic or foreign) federal, state, county, municipal or other government, department, commission, board, court, agency or any other instrumentality of any of them.

	"Hydrocarbon Interests" shall mean all rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interest and production payment interests, including any reserved or residual interest of whatever nature.

	"Hydrocarbons" shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom and all other minerals.

	"Indebtedness" shall mean any and all obligations, indebtedness, and liabilities of the Borrower to the Lender, now existing or hereafter arising, under or in connection with this Agreement, the Note or the other Loan Documents, including without limitation, the Swap Agreement.

	"Indemnity Matters" shall have the meaning specified in Section.

	"Initial Reserve Reports" shall mean the reserve reports dated December 16, 1993 prepared by Borrower as of January 1, 1994 with respect to the Eugene Island Block 320 Property, the Eugene Island Block 326 Property, the Vermilion Block 255 Property, the Sandefer Properties, the Wagner & Brown Properties, the Vermilion Block 101 Property and the Vermilion Block 102 Property, each of which has been delivered to the Lender.

	"Initial Scheduled Capital Costs Ceiling" means $40,000,000, as the same may be reduced pursuant to the provisions of Sections 2.15(c) or 4.17.

	"Lender" shall mean Joint Energy Development Investments Limited Partnership, a Delaware limited partnership, its successors and assigns.

	"Lender's Account" the account of the Lender at Norwest Bank Denver, Denver, Colorado, ABA No. 102000076, Account No. 101-8026791, or to such other account in the State of Colorado as Lender may from time to time designate by notice in writing to Borrower.

	"Lien" shall mean, with respect to any Property, any mortgage, lien, security interest, pledge, charge (including, without limitation, production payments and the like payable out of the Oil and Gas Properties), or encumbrance of any kind with respect to such Property. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Borrower or any Subsidiary, as applicable, shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

	"Loan" shall mean the loan made pursuant to Section , including any additions to the principal thereof pursuant to Section 2.04.

	"Loan Documents" shall mean the this Agreement, the Note, the Security Instruments, the Subordination Agreement and all other documents, certificates, instruments and agreements executed and delivered pursuant to this Agreement or in connection herewith, as the same may be amended, supplemented, modified, renewed, or extended from time to time.

	"Material Adverse Effect" shall mean any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, affairs or circumstances of the Borrower individually or of the Borrower and its Subsidiaries on a consolidated basis from those reflected in the Financial Statements or from the facts represented or warranted in this Agreement or any other Security Instrument, (ii) the ability of the Borrower individually or the Borrower and its Subsidiaries on a consolidated basis to carry out its business as at the date of this Agreement or as proposed at the date of this Agreement to be conducted or meet its obligations under the Note, this Agreement or the other Security Instruments on a timely basis, or (iii) the Lender's interest in the Collateral or the Lender's ability to enforce its rights and remedies under this Agreement and the other Loan Documents.

	"Maximum Commitment" shall mean $58,800,000.

	"Maximum Principal Amount" means $70,000,000.

	"Monthly Payment Amount" as of the end of any month means the amount, if any, by which (i) 90% of Net Operating Cash Flow through the end of such month, less (ii) cumulative Capital Expenses through the end of such month, exceeds (iii) the sum of all Monthly Payment Amounts calculated hereunder for all prior months.

	"Mortgaged Properties" means (i) all Oil and Gas Properties subject to Liens in favor of the Lender under the Security Instruments, including, but not limited to, the Development Properties, the Sandefer Properties, the Wagner & Brown Properties, and all Hydrocarbon production therefrom, and (ii) any other Oil and Gas Property and the Hydrocarbon production therefrom that is hereafter subjected to Liens in favor of the Lender under the Security Instruments, less and except (iii) any portion of said Oil and Gas Properties which have been released by Lender from such Liens pursuant to any of the provisions hereof and (iv) any portion of the Oil and Gas Properties subject to a subordination in favor of a third party pursuant to Section 2.15.

	"Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 3(37) or 4001 (a)(3) of ERISA.

	"Net Operating Cash Flow" as of the end of any month means the amount by which cumulative Net Production Revenues from January 1, 1994 through the end of such month exceeds the cumulative Operating Costs from January 1, 1994 through the end of such month.

	"Net Production Revenues" means the amount determined in accordance with GAAP equal to the sum, without duplication, of the following: (i) all revenue and other direct or indirect consideration from the sale or other disposition of Hydrocarbons produced from the Mortgaged Properties, including, without limitation, advance payments, payments under take or pay or similar provisions of production sales agreements and payments for natural gas liquids which may be extracted from any gas, less (ii) existing royalties, overriding royalties, net profits interests and other burdens set forth in the applicable Security Instruments payable by Borrower on production from the Mortgaged Properties, plus (iii) any net amount payable to Borrower under the Price Protection Agreements, less (iv) any net amount payable by Borrower under the Price Protection Agreements, and plus (v) any other net revenues payable to Borrower with respect to the Mortgaged Properties.

	"Nonscheduled Capital Operation" means any drilling, sidetracking, deepening, completing, recompleting, plugging back or other similar operation on or in any oil and/or gas well, setting any platform, acquisition of production facilities, or any other operation requiring a single expenditure in excess of $100,000.00, other than a Scheduled Capital Operation or Prior Capital Operation.

	"Note" shall mean the promissory note of the Borrower described in Section and being in the form of note attached as Exhibit A, together with any and all renewals, extensions for any period, increases or rearrangements thereof.

	"Oil and Gas Properties" shall mean Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests;
all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any governmental body or agency having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all accounts, rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

	"Operating Costs" means all of the following costs, without duplication, incurred by Borrower determined in accordance with GAAP:

		(i) all direct costs of operating, producing, and maintaining the Mortgaged Properties determined in accordance with the applicable Accounting Procedure;

		(ii) all direct costs of gathering, transporting and marketing production from the Mortgaged Properties determined in accordance with the applicable Accounting Procedure;

		(iii) all Taxes incurred by Borrower with respect to the ownership of the Mortgaged Properties;

		(iv) all insurance premiums paid by Borrower for insurance actually carried with respect to the Mortgaged Properties, or incident to the operation or maintenance of the Mortgaged Properties; and

		(v) amounts attributable to the Mortgaged Properties and chargeable as overhead charges under the applicable Accounting Procedure;

Notwithstanding anything to the contrary set forth herein, Operating Costs shall not include any of the following:

		(a)     any cost incurred in conducting any Capital Operation;

		(b) any profit or rate of return on investment, any interest, premiums, fees or similar charges arising out of borrowings or purchases on credit, depreciation, depletion or amortization of costs;

		(c) any general, administrative or office charges or overhead, except as permitted under clause (v) of the definition of Operating Costs;

		(d) any expenses, penalties, interest (in excess of the Prime Rate) or other charges which result from the failure of Borrower to properly discharge all costs and expenses (including Taxes) of developing, operating and maintaining the Mortgaged Properties;

		(e) any damages, penalties, interest or other charges paid by Borrower to any third party or governmental agency, commission or similar body arising from any conduct or omission by Borrower in its capacity as operator of any the Mortgaged Properties and any costs and expenses (including attorneys' fees) incurred in defending any such action;

		(f) all costs, expenses and damages incurred by Borrower as the result of the failure of Borrower to obtain or carry, or cause any applicable parties to obtain or carry, the types or amounts of insurance coverage required hereunder, but all costs, expenses and damages which are subject to deductible amounts under any such insurance coverage shall be included in Operating Costs to the extent such deductible amounts are provided for herein.

	"Option Agreement" means the Option Agreement of even date herewith between Borrower and ERMS, as the same may be modified, amended or restated from time to time.

	"Past Due Rate" shall mean 15% per annum.

	"Payment Date" shall mean March 15, 1994 and each 15th day of each month thereafter continuing through and including the Final Maturity Date.

	"PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

	"Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

	"Plan" shall mean any employee pension benefit plan, as defined in
Section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower or an ERISA Affiliate, or (b) was at any time during the six calendar years preceding the date of this Agreement, sponsored, maintained or contributed to, by the Borrower or an ERISA Affiliate.

	"Price Protection Agreements" means the Swap Agreement, Option Agreement, and each other swap agreement, option agreement or other agreement, including confirmations thereunder, which Borrower with the written approval of Lender enters into to hedge the price of Hydrocarbons produced from the Mortgaged Properties and which Borrower has pledged to Lender in accordance with the terms hereof.

	"Prior Capital Operations" means the operations described in
Exhibit I.

	"Prime Rate" shall mean the annual rate of interest publicly announced from time to time by Chase as its prime or base rate, calculated on the basis of a 365 day year, but not to exceed the maximum nonusurious rate permitted by applicable law.

	"Production Agreement (EI Block 326)" shall mean the Production Agreement in the form of Exhibit N1 hereto from Borrower to Lender covering the Eugene Island Block 326 Property.

	"Production Agreement (Wagner & Brown)" shall mean the Production Agreement in the form of Exhibit N2 hereto from Borrower to Lender covering the Wagner & Brown Properties.

	"Production Marketing Agreement" means each agreement described in Section (a) and each other gas purchase agreement, crude oil purchase agreement and other agreement entered into pursuant to Section pursuant to which Hydrocarbons produced from the Mortgaged Properties are sold by Borrower.

	"Projected Twelve Month Cash Flow" means as of the end of any month set forth on Exhibit J the amount set forth for such month on such Exhibit.

	"Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

	"Release Price" means with respect to each Wagner & Brown Prospect the amount set forth in Exhibit Q.

	"Requirements of Law" shall mean as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

	"Reserve Report" shall mean the reports provided to the Lender pursuant to Section hereof and the Initial Reserve Reports.

	"Sandefer Properties" means the Oil and Gas Properties described in
Part 6 of Exhibit H.

	"Scheduled Capital Operation" means (i) any operation described in
Exhibit I hereto and (ii) any other drilling, sidetracking, deepening, completing, recompleting, plugging back or other similar operation on or in and oil and/or gas well, setting any platform, acquisition of production facilities, or any other operation requiring a single expenditure in excess of $100,000.00 hereafter conducted to develop or produce oil and/or gas reserves classified as proved, probable or possible in the Initial Reserve Reports, other than a Prior Capital Operation.

	"Scheduled Principal Amount" means as of any Semiannual Payment Date after December 31, 1995 the applicable amount set forth in Exhibit J, as the same may be adjusted pursuant to Section 2.03(a).

	"Secondary Scheduled Capital Costs Ceiling" means the amount shown on Exhibit K for each calendar year after December 31, 1995, as the same may be reduced pursuant to the provisions of Section 2.15(c) or 4.17.

	"Security Instruments" shall mean this Agreement, the Subordination Agreement, the agreements or instruments described and referred to in Sections 4.16 and 7.01(g) and any and all other agreements or instruments now or hereafter executed and delivered by the Borrower, or any other Person (other than participation or similar agreements between the Lender and any other bank or creditor with respect to any Indebtedness) as security for the payment or performance of, the Indebtedness, as such agreements may be amended or supplemented from time to time.

	"Semiannual Payment Date" shall mean the Payment Dates in February and August of each calendar year commencing with 1996.

	"Subordinated Liens" shall mean any Chase Liens which have been subordinated to the Liens securing the Indebtedness in accordance with the terms of the Subordination Agreement.

	"Subordination Agreement" shall mean a Subordination Agreement between the Lender and The Chase Manhattan Bank (National Association) in the form of Exhibit F, as the same may be amended from time to time.

	"Subsidiary" shall mean any corporation of which more than 50% of the issued and outstanding securities having ordinary voting power for the election of directors is owned or controlled, directly or indirectly, by the Borrower and/or one or more of its subsidiaries.

	"Suspension Event" means any Default or any event which could reasonably be expected to result in a Default regardless of whether the Borrower expects to be able to avoid the occurrence of the Default.

	"Swap Agreement" shall mean that certain Swap Agreement (Basic Swap) between Borrower and Lender of even date herewith, as the same may be modified, amended or restated from time to time.

	"Trailing Twelve Month Cash Flow" as of the end of any month shall mean for the twelve month period ending as of such date the Net Production Revenues for such period less the Operating Costs for such period less the Capital Expenses for such period.

	"Transactions" shall mean the transactions provided for in and contemplated by this Agreement, the other Security Instruments and the Note.

	"Transfer Orders" shall mean written directions addressed to purchasers of Hydrocarbons from the Mortgaged Properties executed by the Borrower placing such purchasers on notice of the Security Instruments and directing such purchasers to make settlement of such Hydrocarbons to Lender for the account of Borrower.

	"Trustee" shall mean any Person serving as a trustee under any Security Instrument, including any successor trustee.

	"Vermilion Block 101 Property" means the Oil and Gas Property described in Part 4 of Exhibit H.

	"Vermilion Block 102 Property" means the Oil and Gas Property described in Part 5 of Exhibit H.

	"Vermilion Block 255 Property" means the Oil and Gas Property described in Part 3 of Exhibit H.

	"Wagner & Brown Overriding Royalty" shall mean the overriding royalty interest created by the Conveyance of Overriding Royalty (Wagner & Brown).

	"Wagner & Brown Properties" means the Oil and Gas Properties described in that certain Purchase and Sale Agreement dated as of December 9, 1993 between Borrower and Wagner & Brown, Ltd.

	"Wagner & Brown Prospect" means each of the prospect areas described in Exhibit Q covering portions of the Wagner & Brown Properties.

	Section 1.02 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, except where such principles are inconsistent with the requirements of this Agreement.

			    ARTICLE 2.
			    __________

    			AMOUNT AND TERMS OF LOAN
    			________________________

	Section 2.01 The Loan and Commitment. Subject to the terms and conditions and relying on the representations and warranties contained in this Agreement, the Lender agrees to make a Loan to the Borrower on any Business Day, during the period from the date hereof until the Drawdown Termination Date, in each case, in such amount as the Borrower may request pursuant to a Borrowing Request not to exceed the Maximum Commitment. The Borrower may make prepayments as permitted or required in Sections 2.07 and
2.08 but not reborrowings in respect thereof. The Loan made by the Lender to the Borrower pursuant to this Agreement shall be evidenced by the Note.

	Section 2.02 Use of Proceeds. The Lender shall be required to make the Loan to be used only for the following purposes, and Borrower agrees to use the proceeds of the Loan made hereunder only for the following purposes:

	(a) Up to $5,800,000 to be used to reimburse Borrower for 80% of the costs of the Prior Capital Operations.

	(b) Up to $15,000,000 to be used to fund a portion of the purchase price of the Sandefer Properties.

	(c) Up to $38,000,000 to be used to fund a portion of the purchase price of the Wagner & Brown Properties.

	Section 2.03 Nonscheduled Capital Operations. (a) Prior to conducting any Nonscheduled Capital Operation on the Mortgaged Properties Borrower shall submit to Lender an AFE setting forth among other things the estimated commencement date, the proposed depth, the objective zone or zones to be tested, the surface and bottom hole locations, applicable details regarding directional drilling, the equipment to be used and the estimated costs of the operation, and such other information as Lender reasonably may request. Lender shall have ten (10) Business Days (one (1) Business Day if the rig is on location and Borrower notifies Lender of such circumstance at the time the AFE is submitted for approval, or sixty (60) Business Days if the AFE involves the construction of a platform and/or facilities either as a part of the well proposal or as a separate proposal) after receipt of such AFE within which to approve the proposed Nonscheduled Capital Operation and AFE. Failure of Lender to notify Borrower in writing within such period of time of such approval shall be deemed disapproval of the proposed operation and AFE. None of the costs of conducting a Nonscheduled Capital Operation shall be included in computing any Monthly Payment Amount unless such Nonscheduled Capital Operation shall have been approved by Lender pursuant to this Section 2.03(a). In the event any Nonscheduled Capital Operation is submitted to Lender pursuant to this Section 2.03(a) and Lender does not approve such Nonscheduled Capital Operation in accordance with the provisions of this Section 2.03(a), then subject to the provisions of Section 2.03(b), Lender will release the Liens held by Lender securing the Indebtedness insofar and only insofar as such Liens cover the portion of the Collateral to be developed by such Nonscheduled Capital Operation, but shall retain from such release any portion of the Collateral which in Lender's opinion was evaluated as proved, probable or possible in the Initial Reserve Reports. In the event the costs of any Approved Nonscheduled Capital Operation exceed 110% of the Approved AFE for such Approved Nonscheduled Capital Operation, such excess costs shall not be included in computing any Monthly Payment Amount unless Lender approves a supplemental AFE for such increased costs.
In connection with any Nonscheduled Capital Operation which Lender desires to approve pursuant to this Section 2.03(a), Borrower and Lender shall attempt to mutually agree on any appropriate adjustment to the Scheduled Principal Amounts relating to such Nonscheduled Capital Operation. In the event that Borrower and Lender do not agree on an adjustment to be made to the Scheduled Principal Amounts within the period for Lender to approve such Nonscheduled Capital Operation, then Lender shall be deemed not to have approved such Nonscheduled Capital Operation. If Borrower and Lender agree upon a adjustment to the Scheduled Principal Amounts, the parties will execute an appropriate amendment to this Agreement to reflect such adjustment.


	(b) Lender's obligation to execute any release pursuant to Section 2.03(a) in connection with any Nonscheduled Capital Operation shall be subject to satisfaction of the following conditions:

	(i) Lender shall have received a written request from Borrower containing a written description of the portion of the Collateral to be released in form and substance satisfactory to Lender;

	(ii) Lender in its discretion shall have determined that none of the Collateral to be released includes proved, probable or possible oil and gas reserves evaluated in the Initial Reserve Reports and none of the Collateral to be retained by Lender will be adversely affected (through drainage or otherwise) by the proposed Nonscheduled Capital Operation;

	(iii) No Default shall exist hereunder; and

	(iv) Borrower shall have commenced such Nonscheduled Capital
Operation within ninety (90) days following the date Lender disapproved or was deemed to disapprove such Nonscheduled Capital Operation. If such Nonscheduled Capital Operation is not commenced within such time period, the effect shall be as if the proposal had not been made and such operation shall again be subject to the provisions of Section 2.03(a). A Nonscheduled Capital Operation shall be deemed to have commenced (A) on the date the contract for a new platform, production facility or other similar item is let, if the notice indicated the need for such property, or (B) on the date the rig charges begin accruing according to the terms of the applicable drilling contract.

	Section 2.04 Interest and Additions to Principal. The aggregate outstanding principal amount of the Loan shall bear interest from the date made until due at the Applicable Interest Rate. Past due interest, principal and other amounts hereunder shall bear interest at the Past Due Rate from the date due until paid. All payments of interest shall be computed on the per annum basis of a year of 365 or 366 days, as the case may be, and for the actual number of days (including the first day but excluding the last day) elapsed. Accrued interest shall be paid monthly on each Payment Date in an amount equal to the lesser of (i) the accrued and unpaid interest to such Payment Date or (ii) the Monthly Payment Amount computed as of the end of the second month preceding the month in which such Payment Date falls. For example, with respect to the Payment Date occurring on March 15, 1994, accrued interest shall be paid to the extent of the Monthly Payment Amount computed as of the end of the month of January 1994. Any interest that has accrued as of any Payment Date in excess of the Monthly Payment Amount for such Payment Date shall not be considered past due at such time, but shall be added to the principal amount of the outstanding Loan on such Payment Date.

	Section 2.05 Notice and Manner of Borrowing. The amount and date of the Loan shall be designated by the Borrower's execution of a Borrowing Request to be received by the Lender at least one Business Day prior to the date of the Loan, which date shall be a Business Day. Disbursement of the Loan proceeds shall be made from the Lender's Account to the Borrower's Account , and shall be funded prior to 1:00 p.m., Mountain Time on the day so requested in immediately available funds in the amount so requested.

	Section 2.06 Note. To evidence the Loan made by the Lender pursuant to this Agreement, the Borrower will issue, execute and deliver the
Note in the principal amount of $100,000,000 dated as of the date of this Agreement. At the time the Loan is made hereunder or payment (including, without limitation, prepayments) is made on the Note, Lender is hereby irrevocably authorized by the Borrower to make an appropriate notation on a ledger forming a part of the Note reflecting the amount loaned or paid and the date thereof; provided however, the failure of the Lender to do so shall not relieve the Borrower or any other liable party of its liability hereunder or under the Note or subject the Borrower or any other liable party to additional liability under the Note. Furthermore, the Lender is hereby irrevocably authorized by the Borrower to attach to and to make a part of the Note a continuation of any such schedule of payments, as and when required, reflecting the amount paid and the date of such payment. The aggregate unpaid amount of the Loan reflected by the notations by the Lender on its records or a ledger sheet or sheets affixed to the Note shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note. Interest provided for in this Agreement and in the Note shall be calculated on the unpaid sums actually loaned and outstanding pursuant to the terms of this Agreement (including accrued and unpaid interest added to principal in accordance with the terms hereof) and interest shall accrue only for the period from the date or dates advanced (or, in the case of accrued and unpaid interest added to principal in accordance with the terms hereof, from the date such interest was added to principal) until repaid. The liability for payment of principal evidenced by the Note shall be limited to the principal amounts actually loaned and outstanding or added to principal pursuant to this Agreement. All outstanding principal, including any amounts which have been added to principal, and accrued interest on the Loan shall be due and payable on the Final Maturity Date.

	Section 2.07 Voluntary Prepayments. The Borrower may at its option prepay the principal amount of the Note outstanding hereunder at any time, but only on any Payment Date, in whole or from time to time in part (but no partial prepayment shall be less than $1,000,000), without premium or penalty, upon giving the Lender at least five Business Days' prior notice of the aggregate principal amount to be prepaid, and in the event of any such notice being given, the amount so notified shall be due and payable on the day so notified, together with accrued interest on the outstanding principal amount of the Note to the date of prepayment. Voluntary prepayments of principal will be applied to installments of principal due hereunder in the inverse order of maturity.

	Section 2.08 Mandatory Prepayments. The principal balance of the Loan made hereunder shall be payable in monthly installments on each Payment Date. On each Payment Date Borrower shall prepay the principal amount of the Loan outstanding hereunder in an amount equal to the amount by which the Monthly Payment Amount computed as of the end of the second month preceding the month in which such Payment Date falls exceeds the interest due on the Loan on such Payment Date. In addition, on any Payment Date on which the outstanding principal amount exceeds, or would pursuant to any of the provisions hereof exceed, the Maximum Principal Amount Borrower will prepay the outstanding principal amount of the Loan by an amount sufficient to reduce the outstanding principal amount on such Payment Date to the Maximum Principal Amount. Furthermore, if on any Semiannual Payment Date the aggregate outstanding principal amount of the Loan exceeds, or would pursuant to any of the provisions hereof exceed, the Scheduled Principal Amount for such date and the Trailing Twelve Month Cash Flow as of the end of the second preceding month is less than the Projected Twelve Month Cash Flow for the twelve month period ending at the end of such second preceding month, the Borrower on such Payment Date shall prepay the principal amount of the Loan outstanding hereunder in the amount necessary to reduce the outstanding principal balance to the Scheduled Principal Amount for such Semiannual Payment Date. Borrower will give Lender at least five Business Days prior notice of the aggregate principal amount to be prepaid on each Payment Date pursuant to this Section 2.08. Prepayments of principal under this Section 2.08 shall be without premium or penalty, and shall be made together with the payment of accrued interest on the outstanding principal amount of the Note.

	Section 2.09    Payment Procedure.    All payments and prepayments
made by the Borrower under the Note or this Agreement shall be made by wire transfer in immediately available funds before 1:00 p.m. Mountain Time on the date such payment is required to be made to the Lender's Account . Any payment received and accepted by the Lender after such time shall be considered for all purposes (including the calculation of interest, to the extent permitted by law) as having been made on the Lender's next following Business Day. All payments and prepayments received shall be applied first to accrued interest and then to the reduction of principal.

	Section 2.10 Business Days. If the date for any loan payment or prepayment falls on a day which is not a Business Day, then for all purposes of the Note and this Agreement the same shall be deemed to have fallen on the next following Business Day, and such extension of time shall in such case be included in the computation of payments of interest.

	Section 2.11 Collateral. To secure full and complete payment and performance of the Indebtedness, the Borrower, as applicable, shall execute and deliver or cause to be executed and delivered the Security Instruments creating first and prior liens and security interests in the Collateral. Borrower, as applicable, shall execute and deliver or cause to be executed and delivered such further documents and instruments, including, without limitation, Uniform Commercial Code financing statements, as Lender, in its sole discretion, deems necessary or desirable to evidence and perfect its Liens in the Collateral.

	Section 2.12 Setoff. Lender shall have the right to set off and apply against the Indebtedness in such manner as Lender may determine at any time and without notice to Borrower, the Borrower's interest in any and all amounts at any time owing from Lender (or any Affiliate of Lender), to Borrower in connection with the Mortgaged Properties, including without limitation, any production proceeds payable by any Affiliate of Lender to Borrower from any Mortgaged Property, upon the occurrence and continuance of an Event of Default, whether or not the Indebtedness is then due. In addition to Lender's right of setoff and as further security for the Indebtedness, Borrower hereby grants to Lender a security interest in all amounts at any time credited by or owing from Lender (or any Affiliate of Lender) to Borrower in connection with the Mortgaged Properties. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

	Section 2.13    Production Proceeds.   From and after the occurrence
of a Suspension Event, Borrower at the request of Lender shall direct and cause all purchasers of Hydrocarbons produced from the Mortgaged Properties to deposit all payments of any nature whatsoever due and owing by such Persons to Borrower directly into the Lender's Account. In this connection the Lender shall be authorized upon the occurrence of a Suspension Event to complete and deliver to such purchasers the Transfer Orders. Funds deposited in the Lender's Account in accordance with the terms hereof shall be credited when collected to the payment of the Indebtedness in accordance with the other provisions of this Agreement.

	Section 2.14 Overriding Royalty Instruments; Production Agreements. Prior to making the Loan Borrower will execute, acknowledge and deliver to Lender the Conveyance of Overriding Royalty (EI Block 326), the Production Agreement (EI Block 326), the Conveyance of Overriding Royalty (Wagner & Brown) and the Production Agreement (Wagner & Brown). Borrower and Lender acknowledge that if Borrower makes any voluntary prepayments on the Loan pursuant to Section 2.07 and the Loan is repaid in full earlier than if the Loan had only been paid out of the application of the Monthly Payment Amounts accordance with Sections 2.04 and 2.08 that the effect would be to increase the value of the Eugene Island Block 326 Overriding Royalty since overriding royalty payments to Lender thereunder will commence at an earlier date. Accordingly, if any such prepayments are made and the Loan is repaid in full earlier than if the Loan had only been paid out of the application of Monthly Payment Amounts in accordance with Sections 2.04 and 2.08, Borrower and
Lender will mutually agree upon what the value of the Eugene Island Block 326 Overriding Royalty would have been if such prepayment had not occurred and any increased value of the Eugene Island Block 326 Overriding Royalty resulting from such prepayment and amend the Conveyance of Overriding Royalty (EI Block 326) to reduce the Overriding Royalty Percentage (as defined therein) so that the value of the Eugene Island Block 326 Overriding Royalty, as amended, equals the value that the Eugene Island Block 326 Overriding Royalty would have had if the prepayments had not been made. In the event the Loan is repaid in full on or before December 31, 1995, Borrower shall have the right to repurchase the Wagner & Brown Overriding Royalty for a purchase price to be mutually agreed upon between Borrower and Lender which when paid to Lender will result in an internal rate of return to Lender of 1.271% per month. Such internal rate of return shall be calculated as specified in the definition of Termination Time in the Conveyance of Overriding Royalty (Wagner & Brown), but changing the rate 1.5% specified therein to 1.271%. In order to exercise this right, Borrower shall notify Lender of its election to repurchase on or before the time the Loan is finally paid.

	Section 2.15 Wagner & Brown Prospects. (a) Subject to the provisions of Section 2.15(b), Lender, at the request of Borrower, agrees upon commencement by Borrower of Scheduled Capital Operations on any Wagner
& Brown Prospect to subordinate the Liens held by Lender securing payment of the Indebtedness, insofar as such Liens cover such Wagner & Brown Prospect, to the terms of any agreement entered into by Borrower with any third party or parties not Affiliated with Borrower providing financing to Borrower for such Scheduled Capital Operation or to which Borrower has farmed out an interest in (or made other similar arrangements, whether for cash, property or services, whereby such non- Affiliated third party pays for and receives a portion of) such Wagner & Brown Prospect. Prior to obtaining any subordination pursuant to this Section 2.15(a) Borrower shall pay the Release Price to Lender. Lender shall hold such funds as cash Collateral in accordance with the terms of this Section 2.15(a). No interest shall accrue on such cash Collateral, but as long as such cash Collateral is held by Lender and not applied on the Loans in accordance with the terms of this Section 2.15
(a), interest shall not accrue on a portion of the outstanding principal amount of the Loans equal to the amount so held by Lender. When the development of such Wagner & Brown Prospect has been completed, Borrower shall furnish Lender all information requested by Lender which is available to Borrower concerning such Prospect and Lender shall have 30 days after receipt of such information within which to notify Borrower whether Lender elects (i) to apply said Release Price to the payment of the Indebtedness in such order as Lender may direct and release the Liens held by Lender covering such Wagner & Brown Prospect, or (ii) return said Release Price to Borrower and retain the Liens held by Lender on Borrower's interest in such Wagner & Brown Prospect, subject to the subordination previously granted. Any releases or subordinations pursuant to this Section 2.15(a) shall be in form and substance satisfactory to Lender and shall be prepared at the expense of Borrower.

	(b) Lender's obligation to execute any subordination or release pursuant to Section 2.15(a) in connection with any Wagner & Brown Prospect shall be subject to satisfaction of the following conditions:

	(i) Lender shall have received a written request from Borrower for the subordination or release;

	(ii)  No Default shall exist hereunder;

	(iii) Borrower shall have paid to Lender the Release Price; and

	(iv) Borrower shall have commenced such Scheduled Capital Operation within ninety (90) days following the date Borrower paid such Release Price. If such Scheduled Capital Operation is not commenced within such time period, Lender may return to Borrower such Release Price and the effect shall be as if Borrower had not exercised its rights under Section 2.15(a). Such Scheduled Capital Operation shall again be subject to the provisions of
Section 2.15(a) in the event Borrower subsequently elects to proceed under
such Section.   Such Scheduled Capital Operation shall be deemed to have
commenced on the date the rig charges begin accruing according to the terms of the applicable drilling contract.

	(c) In the event Lender elects to develop any Wagner & Brown Prospect pursuant to the provisions of this Section 2.15(a), the Initial Scheduled Capital Costs Ceiling and Secondary Scheduled Capital Costs Ceiling shall be reduced by 110% of the applicable amounts set forth in Exhibit I with respect to such Prospect.



			     ARTICLE 3.
			     __________

			     REPRESENTATIONS AND WARRANTIES
     			______________________________

	In order to induce the Lender to enter into this Agreement and to make the Loan hereunder, the Borrower represents and warrants to the Lender on the date hereof and as of the date of the Loan hereunder (which representations and warranties will survive the delivery of the Note and the making of the Loan thereunder) that:

	Section 3.01 Corporate Existence. The Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of New York and is duly qualified to do business in Texas and Louisiana and in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where the failure to so qualify would not have a Material Adverse Effect.

	Section 3.02 Corporate Power and Authorization. The Borrower has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being conducted or as proposed to be conducted. The Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party; and the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

	Section 3.03    Binding Obligations. This Agreement and the other
Loan Documents constitute valid and binding obligations of Borrower enforceable in accordance with their terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights).

	Section 3.04 No Legal Bar or Resultant Lien. The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents do not and will not violate any provisions of the certificate of incorporation or bylaws of the Borrower or any contract, agreement, instrument or Governmental Requirement to which the Borrower is a party or is subject or result in the creation or imposition of any Lien upon any Properties of the Borrower other than those provided for in this Agreement.

	Section 3.05 No Consent. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party do not require the consent or approval of any other Person which has not been obtained, including without limitation any Governmental Authority.

	Section 3.06    Financial Condition.   The audited consolidated
balance sheet of the Borrower as at December 31, 1992 and the related consolidated statement of income, changes in shareholder's equity and cash flow of the Borrower for the period ended as of said date heretofore furnished to Lender and the unaudited consolidated interim financial statements of the Borrower dated as of September 30, 1993 heretofore furnished to Lender have been prepared in accordance with GAAP and present fairly the financial condition and changes in financial position of the Borrower as at the date or dates and for the period or periods stated. Since September 30, 1993 no change, either in any case or in the aggregate, has since occurred in the condition, financial or otherwise, of the Borrower which would have a Material Adverse Effect.

	Section 3.07    Liabilities; Litigation.   Except for liabilities
incurred in the normal course of business which do not have a Material Adverse Effect, neither the Borrower nor any Subsidiary has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the Financial Statements or as disclosed to the Lender in Exhibit D. Except as disclosed to the Lender in Exhibit D, at the date of this Agreement there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary which involves the possibility of any judgment or liability not fully covered by insurance, and which would have a Material Adverse Effect. No burdensome restriction, restraint, or hazard not customary in the oil and gas industry exists by contract, law or governmental regulation or otherwise that affects the Mortgaged Properties, except as disclosed to the Lender in Exhibit D.

	Section 3.08 Taxes; Governmental Charges. The Borrower has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or upon any of its Properties or income which are due and payable, including interest and penalties, or have provided adequate reserves for the payment thereof and in each case, if not filed or paid, could result in a Lien on any of the Mortgaged Properties.

	Section 3.09 Title, etc. The Borrower has good and marketable title to the Mortgaged Properties, free and clear of all Liens except Liens allowed by Section . After giving full effect to the Excepted Liens, the Borrower owns the net interests in production of Hydrocarbons from the Mortgaged Properties set forth in the Security Instruments and the ownership of such Properties does not obligate Borrower to bear costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each such Property set forth in the Security Instruments. Except as set forth on Exhibit D, all rentals and royalties due and payable in accordance with the terms of the leases and subleases comprising part of the Mortgaged Properties have been duly paid and such leases and subleases are in full force and effect.

	Section 3.10    Defaults.    Neither the Borrower nor any Subsidiary
is in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement, conveyance or production payment, production and delivery agreement or other agreement or instrument evidencing or pertaining to any Debt of the Borrower or any Subsidiary, or under any material agreement or other instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound, except as disclosed to the Lender in Exhibit D. No Default hereunder has occurred and is continuing.

	Section 3.11 Casualties; Taking of Properties. Since the date of the Financial Statements, no fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy adversely affecting the Mortgaged Property or the operation thereof or that would adversely affect Borrower's ability to perform its obligations under this Agreement or the other Loan Documents has occurred.

	Section 3.12 Margin Stock. None of the Loan proceeds will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation G of the Board of Governors of the Federal Reserve System
(12 C.F.R. Part 207), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulation G. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stocks. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause the Note or any of the Security Instruments, including this Agreement, to violate Regulation G or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

	Section 3.13 Compliance with the Law. The Borrower and each Subsidiary is not in violation of any Governmental Requirement, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

	Section 3.14    ERISA.

		(a) The Borrower and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

		(b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

		(c) No act, omission or transaction has occurred which could result in imposition on the Borrower or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to Section 502(c) or (i) of ERISA or a tax imposed by Section 4975 of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

		(d) No Plan (other than a defined contribution Plan) or any trust created under any such Plan has been terminated since September 2, 1974 under circumstances in which the Borrower or any ERISA Affiliate has any current liability with respect to such Plan or trust. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower or any ERISA Affiliate has been or is expected by the Borrower or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

		(e) Full payment has been made of all amounts which the Borrower or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) whether or not waived, exists with respect to any Plan.

		(f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower's most recently ended fiscal year, exceed the current value of the assets (computed on a Plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in Section 4041 of ERISA.

		(g) Neither the Borrower nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date of this Agreement sponsored, maintained or contributed to, any Multiemployer Plan.

		(h) Neither the Borrower nor any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

		The Borrower and each ERISA Affiliate shall be deemed to be in compliance with the representations and warranties set forth in paragraphs (a), (b), (c), (d), (e) and (f) above except where noncompliance (individually or in the aggregate) would have a Material Adverse Effect.

	Section 3.15 Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

	Section 3.16 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

	Section 3.17 Subsidiaries. The Borrower has no Subsidiaries, except for those listed on Exhibit D, each of which are owned by the Borrower in the percentages set forth therein.

	Section 3.18 Designated Contracts. (a) The Borrower has entered into that certain gas purchase and sale agreement with EGM dated of even date herewith pursuant to which gas produced from certain Mortgaged Properties will be sold to EGM for the term of such contract. Borrower acknowledges that the prices payable under such agreement represent the fair market value of the natural gas covered thereby, that the other terms thereof are fair and reasonable, that the agreement was the result of arms length negotiations between the parties thereto, and except for the natural gas covered by such agreement, Borrower is not obligated to sell oil or gas produced from the Mortgaged Properties to Lender or any of its Affiliates.

	(b) The Borrower has entered into the Swap Agreement pursuant to which Borrower and Lender have agreed to a price swap on natural gas prices covering the notional quantities of natural gas described therein at the prices described therein. The fixed prices in the Swap Agreement represent the fair market value of the Swap Agreement at the time it was entered into, and the terms thereof are fair and reasonable and are the result of arms length negotiations between the parties thereto. The Borrower has entered into the Option Agreement with ERMS pursuant to which Borrower has purchased from ERMS a put or an option to purchase a put on natural gas prices covering certain notional quantities of natural gas described therein at the strike prices described therein. The premiums, strike prices and other terms of the Option Agreement represent the fair market value of price hedges thereunder at the time the Option Agreement were entered into and are the result of arms length negotiations between the parties thereto. Although Lender has required price protection of the type provided by the Swap Agreement and Option Agreement, as a condition to making the Loan hereunder, Borrower acknowledges that Lender has not required that such price protection be purchased from Lender or its Affiliates, and that Lender would have accepted comparable price protection purchased from another creditworthy party. The Swap Agreement and Option Agreement provide Borrower a significant benefit in reducing the risks of its business. The requirement that Borrower obtain price protection with the Loan is customary and reasonable for Loans of the type Lender has agreed to make hereunder.

	(c) The agreements described in Sections (a) and (b) have not been modified, terminated, assigned or pledged by Borrower, are in full force and effect and no party is in default in the performance of its obligations thereunder.

	Section 3.19 Location of Business and Offices. The Borrower's principal place of business and chief executive offices are located at the address stated in the opening recital of this Agreement.

	Section 3.20 Gas Imbalances. Except as set forth on Exhibit D, none of the Mortgaged Properties is subject to any "take or pay", gas balancing or similar provisions in accordance with which Hydrocarbons have been or may be produced and delivered without Borrower then or thereafter receiving full payment therefor and no gas imbalances presently exist.
Except as set forth in Exhibit D, none of the Mortgaged Properties is subject to any contractual or other arrangement whereby payment for production therefrom is to be deferred for a substantial period of time after the month in which such production is delivered (i.e., in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days). Except as set forth on Exhibit D, none of the Mortgaged Properties is subject to a contractual or other arrangement for the sale of oil or gas production for a fixed price which cannot be cancelled on 90 days (or less) notice or which contains terms which are not customary in the industry. None of the Mortgaged Properties are subject at present to any regulatory refund obligation and no facts exist which might cause the same to be imposed.

	Section 3.21 Rate Filings. The Borrower has not violated any provisions of The Natural Gas Act or any other Federal or State law or any of the regulations thereunder (including those of the respective conservation Commissions and Land Offices of the various jurisdictions having authority over Mortgaged Properties) with respect to any Mortgaged Property which would have a Material Adverse Effect, and Borrower has made all necessary rate filings, certificate applications, well category filings, interim collection filings and notices, and any other filings or certifications, and has received all necessary regulatory authorizations (including without limitation necessary authorizations, if any, with respect to any processing arrangements conducted by it or others respecting the Mortgaged Properties or production therefrom) required under said laws and regulations with respect to the Mortgaged Properties and the production therefrom so as not to have a Material Adverse Effect. Said material rate filings, certificate applications, well category filings, interim collection filings and notices, and other filings and certifications contain no untrue statements of material facts nor do they omit any statements of material facts necessary in said filings.

	Section 3.22 Environmental Matters. Except for matters that would not have a Material Adverse Affect:

	(a) Neither the Mortgaged Property nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority with respect to human health or environmental quality or any Environmental Laws, nor are there any conditions existing on any such Property or resulting from operations conducted thereon that may give rise to any on-site or off-site remedial obligations under any Environmental Laws.

	(b) Neither the Mortgaged Property nor the operations currently conducted thereon or by any prior owner or operator of such Mortgaged Property or operation, are subject to any existing, pending or, to the best of Borrower's knowledge, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority.

	(c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all of the Mortgaged Property including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and Borrower is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

	(d) Since the inception of RCRA or any other Environmental Laws having similar requirements, all hazardous substances or solid waste generated at any and all of the Mortgaged Property have been transported only by carriers maintaining valid permits under RCRA and any other Environmental Law and treated and disposed of only at treatment, storage and disposal facilities maintaining valid permits under RCRA and any other Environmental Law, which carriers and facilities have been and are operating in compliance with such permits and are not the subject of any existing, pending or, to the best of Borrower's knowledge, threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

	(e) Borrower has taken all steps necessary to determine and have determined that no hazardous substances or solid waste have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any of the Mortgaged Property except in compliance with Environmental Laws.

	(f) The Borrower does not have any contingent liability in connection with any release or threatened release of any hazardous substance or solid waste on or from the Mortgaged Property.


	Section 3.23 Qualification to Hold Federal Oil and Gas Leases The Borrower is duly qualified to own, hold and operate offshore and onshore federal oil and gas leases.

	Section 3.24 Operations of Oil and Gas Properties. The Mortgaged Properties have been maintained, operated and developed in a good and workmanlike manner and in conformity in all material respects with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity in all material respects with the provisions of all leases, subleases or other contracts comprising a part of such Mortgaged Properties. None of the Mortgaged Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of an overproduction (whether or not the same was permissible at the time) prior to the date hereof. None of the wells comprising a part of the Mortgaged Properties are deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within the Mortgaged Properties (or, in the case of wells located on properties unitized therewith, such unitized properties).

	Section 3.25 Insurance. Borrower currently has in full force and effect insurance satisfying all of the requirements of Section .

	Section 3.26 Payments by Purchasers of Production. All proceeds from the sale of the Borrower's interests in Hydrocarbons from the Mortgaged Properties are currently being paid in full to Borrower by the purchaser or remitter thereof on a timely basis and at prices and terms comparable to market prices in terms generally available at the time such prices and terms were negotiated for oil and gas production from producing areas situated near the Mortgaged Properties, and none of such proceeds are currently being held in suspense by such purchaser or any other party.

	Section 3.27    South Africa.    The Borrower does not directly or
indirectly have business operations or assets in South Africa or business arrangements with the government of South Africa which would be in violation of Section 16640, et seq., of the California Government Code.

	Section 3.28    Disclosure.    All of the Basic Data are accurate an
d complete in all material respects to the best of the knowledge of Borrower. To the best of Borrower's knowledge, none of such data contains an untrue statement of a material fact or omits to state any material fact which is necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Reserve Report submitted by Borrower to Lender hereunder was prepared in accordance with customary oil and gas engineering practices and is based on historical information which is accurate and complete in all material respects to the best of the knowledge of Borrower; however, Borrower makes no representation or warranty regarding the accuracy of the forecasts, projections or quantity of reserves or producibility thereof reflected in the Reserve Reports.

	Section 3.29 Purchase Agreements. All of the representations and warranties made by the seller of any portion of the Mortgaged Properties i n the purchase and sale agreement between such seller and Borrower pursuant to which such Properties were sold to Borrower are true and correct to the best of Borrower's knowledge, and Borrower has not waived any of the conditions to closing set forth therein without the prior written consent of Lender.